As filed with the SEC on December 30, 2002

*   *   *   *   *

AMENDMENT NO. 2 TO
STOCK EXCHANGE AGREEMENT

by and between

National Health & Safety Corp.

and

Alternative Delivery Solutions, Inc.

And

Clark R. Doyal
James D. Schell
Greg Danna
Jim and Vickie Foster, JTWROS
George Pjura
ADS Equity Partners, LP
Charles M. Preston
Clyde J. Berg
DoorDrop, LP
Austin Capital, LLC
(“ADS Shareholders”)

*   *   *   *   *

December 27, 2002

AMENDMENT NO. 2 TO
STOCK EXCHANGE AGREEMENT

            This Amendment No. 2 (this “Amendment”) is made as of December 27, 2002 with reference to that certain Stock Exchange Agreement dated as of October 7, 2002 (the "Agreement"), by and among National Health & Safety Corp., a Utah corporation, having its principal office at 3811 Bee Cave Road, Suite 210, Austin, Texas 78746 (“NHLT” or the "Company"), Alternative Delivery Solutions, Inc., a Texas corporation, having its principal offices at 10942 Wye Drive; Suite 203, San Antonio, Texas ("ADS"), Clark R. Doyal, James D. Schell, Greg Danna, Jim and Vickie Foster, JTWROS, George Pjura, ADS Equity Partners, LP, Charles M. Preston, Clyde J. Berg, Austin Capital, LLC and DoorDrop, LP(known collectively as “ADS Shareholders”).  Unless otherwise indicated herein, capitalized terms used in this Amendment without definition shall have the respective meanings specified in the Agreement.

RECITAL:

            WHEREAS the Company and the ADS Shareholders desire to amend the Agreement as provided below.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
AMENDMENTS TO THE AGREEMENT

            1.1       Amendment to Article 1, Section 1.2 “Closing”.  Section 1.2 of Article 1 of the Agreement is hereby amended to read in its entirety as follows:

                        “1.2      Closing.  The closing of the Exchange (the "Closing") shall take place the sooner of January 31, 2003, or as soon as the conditions set forth in Article 6 have been satisfied or waived. Such date is herein referred to as the "Closing Date." Subject to the provisions of Article 6, the failure to consummate the Exchange on the date and time determined pursuant to this Section 1.2   will not result in the termination of this Agreement and will not relieve any party of any obligation hereunder.

            1.2       Amendment to Article 1, Section 1.3 “Termination Date”.  Section 1.3 of Article 1 of the Agreement is hereby amended to read in its entirety as follows:

                        “1.3      Termination Date.  Pursuant to Article 7.2, this Agreement shall terminate on February 1, 2003 (the “Termination Date”) and the parties will have no further obligations to the other to effectuate a Closing, unless Company and ADS consent and agree to extend the Termination Date for a period not to exceed ninety (90) days.  In order to extend the Termination Date, Company and ADS must obtain the written consent of three of the following, which are collectively referenced herein as the “Investors”:

(a)	DoorDrop, LP 701 Brazos St., Suite 960 Austin TX, 78701

Gavin Gray Holdings, Inc., its general partner Gavin Gray, President

(b)	ADS Equity Partners, LP 3811 Bee Cave Road; Suite 210 Austin, Texas 78746 General Partner(s) First Advisors, Inc., Gary Davis, President Austin Capital, LLC, Bryan Forman, Manager

(c)	Charles M. Preston 600 Congress Austin, Texas 78746

(d)	Clyde J. Berg Care Of Charles M. Preston 600 Congress Austin, Texas 78746

            1.3       Amendment to Article 6, Section 6.1 “Third Party Beneficiaries of  Three Conditions of Closing the Exchange.”, subparagraph (a)(2).  Section 6.1(a)(2) of Article 6 of the Agreement is hereby amended to read in its entirety as follows:

                        (2)        Pursuant to Paragraph 1.3, the Closing must take place on or before February 1, 2003.

ARTICLE 2
EFFECTS OF THIS AMENDMENT

            2.1       Reference to the Agreement.  As of and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, ‘hereof”, “herein”, “hereby” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

            2.2       No Other Effect.  Except as specifically amended by this Amendment, each term, provision and condition of the Agreement survives, remains and shall continue in full force and effect.  Nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by any party to the Agreement with respect to any term, provision or condition of the Agreement, or (b) prejudice any right or remedy that any party to the Agreement may now have or may have in the future under or in connection with the Agreement.

            3.3       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

            3.4       Counterparts.  This Agreement may be executed in multiple counterparts, by manual or facsimile signature, which together shall constitute a single agreement.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NATIONAL HEALTH & SAFETY CORP.

By:	Gary J. Davis
Name: Title:	Gary J. Davis Chairman, Chief Executive Officer and President

Alternative Delivery Solutions, Inc.

By:	Clark R. “Dub” Doyal
Name: Title:	Clark R. “Dub” Doyal Chief Executive Officer

NATIONAL HEALTH & SAFETY CORP.

By:	Gary J. Davis
Name: Title:	Gary J. Davis Chairman, Chief Executive Officer and President

Shareholders of Alternative Delivery Solutions, Inc.:

Clark R. “Dub” Doyal Clark R. “Dub” Doyal

James D. Schell James D. Schell Greg Danna Greg Danna Jim and Vickie Foster, JTWROS Jim and Vickie Foster, JTWROS Jim and Vickie Foster, JTWROS Jim and Vickie Foster, JTWROS George Pjura George Pjura

ADS Equity Partners, LP

Gary Davis, President
By:	First Advisors, Inc.
Gary Davis, President

Charles M. Preston
Charles M. Preston

DoorDrop, LP

Gavin Gray, President
By:	Gavin Gray Holdings, Inc.
Gavin Gray, President

Clyde J. Berg

Austin Capital, LLC

Bryan Forman, Manager
By:	Bryan Forman, Manager